Exhibit 99.2

Fischer Completes Hologic Transaction

DENVER, Sept. 29, 2005 — Fischer Imaging Corporation (FIMG:PK) today announced that it has completed the sale of substantially all of its mammography intellectual property assets to Hologic, Inc.  Fischer’s stockholders approved the transaction at a stockholders meeting held yesterday, with over 56.2% of the shares being voted in favor of the transaction.

Under the terms of the agreement announced in June of 2005, Hologic agreed to acquire Fischer’s mammography intellectual property for a cash purchase price of $32 million.  At that time Hologic extended a $5 million secured loan to Fischer that, with accrued interest, was credited toward the $32 million purchase price.  Net of the loan and accrued interest, Fischer received $26.9 million at closing.

Net proceeds from the asset sale will be used to pay outstanding obligations, including payment of approximately $9.2 million to ComVest Investment Partners II LLC to satisfy Fischer’s debt and the payment required under the put option held by ComVest; to satisfy operational responsibilities in respect of other obligations (including service and warranty obligations); and to continue exploring strategic alternatives for Fischer’s RE&S business and its service business. Amounts, if any, remaining after these payments and uses and after making adequate reserves for contingent liabilities would be distributed to stockholders.

The agreement contains a license back to Fischer of mammography intellectual property necessary to continue to service and support the installed base of SenoScan and MammoTest systems with Fischer’s existing service organization, to maintain its contractual obligations for providing MammoTest and SenoScan systems to OEM customers and to carry out certain activities with respect to Fischer’s RE&S business.

Gail Schoettler, Chair of Fischer’s Board of Directors, stated: “While challenges remain, we will continue to focus on providing a high level of support for our installed base of MammoTest and SenoScan customers.  We will also continue to satisfy the product requirements of our RE&S customers as we evaluate strategic alternatives for that business.”

“We appreciate the shareholder support we received for this transaction,” said Schoettler.  “We are now able to pursue an orderly transition in our business that is in the best interests of all our stakeholders.”

Certain statements contained in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the use of proceeds from the asset sale and possible distributions to stockholders, Fischer’s plans to for supporting the installed base of MammoTest and SenoScan customers and its efforts with respect to

RE&S customers and evaluation of strategic alternatives for that business.  These statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements. The forward-looking statements contained herein are also subject to risk and uncertainties described in the Definitive Proxy Statement dated August 29, 2005 and in Fischer’s Annual Report on Form 10-K for the year ended December 31, 2004.  Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements are made. It is recommended that the Definitive Proxy Statement, Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 be read together with this news release to better understand Fischer’s business, results of operations and financial condition.

Contact: Michael Klatman, Resonant Communications, 303-581-0509